Exhibit (n)

Multiple Class Plan Pursuant to Rule 18f-3

This Multiple Class Plan (the “Plan”) has been adopted by a majority of the Board of Trustees (the “Board” or “Trustees”) of PFM Multi-Manager Series Trust (the “Trust”), with respect to the separate series of the Trust identified on Appendix A as may be amended from time to time (each, a “Fund” and collectively, the “Funds”), including a majority of the Trustees who are not interested persons of the Trust, pursuant to Rule 18f-3 under the Investment Company Act of 1940, as amended (the “1940 Act”). The Board has determined that the Plan, including the allocation of expenses, is in the best interests of the Trust as a whole, each Fund, and each class of shares offered by the Funds. The Plan sets forth the provisions relating to the establishment of multiple classes of shares for each Fund. To the extent that a subject matter set forth in this Plan is covered by the Trust’s Agreement and Declaration of Trust (“Declaration of Trust”) or By-Laws, such Declaration of Trust or By-Laws will control in the event of any inconsistencies with descriptions contained in this Plan.

CLASSES

1.	Appendix A to this Plan describes the classes to be issued by each Fund and identifies the names of such classes.

FRONT-END SALES CHARGE

2.	Advisor Class, Institutional Class, and Class R shares are sold without front-end sales charges.

CONTINGENT DEFERRED SALES CHARGE

3.	Advisor Class, Institutional Class, and Class R shares are not subject to contingent deferred sales charges.

RULE 12b-1 PLANS

4.	In accordance with the Distribution and Servicing Plan adopted pursuant to Rule 12b-1 under the 1940 Act (“Rule 12b-1 Plan”) for the Advisor Class and Class R shares of each Fund, each Fund shall pay the principal underwriter for the Funds, or others a monthly fee not to exceed the maximum rate set forth in Appendix A as may be determined by the Board from time to time for distribution or shareholder services.

5.	A Rule 12b-1 Plan has not been adopted for the Institutional Class shares of any Fund.

ALLOCATION OF EXPENSES

6.	Each Fund shall allocate to each of its classes of shares any fees and expenses incurred by the Fund in connection with the distribution or servicing of such class of shares under a Rule 12b-1 Plan, if any, adopted for such class. In addition, each Fund will allocate fees and expenses of the following nature to a particular class of shares of a Fund (to the extent that such fees and expenses actually vary among each class of shares or vary by types of services provided to each class of shares of the Fund):

(i)	transfer agency and other recordkeeping costs;

(ii)	U.S. Securities and Exchange Commission (“SEC”) and blue sky registration or qualification fees;

(iii)	printing and postage expenses related to printing and distributing class-specific materials, such as shareholder reports, prospectuses and proxies to current shareholders of a particular class or to regulatory authorities with respect to such class of shares;

(iv)	audit or accounting fees or expenses relating solely to such class;

(v)	the expenses of administrative personnel and services as required to support the shareholders of such class;

(vi)	litigation or other legal expenses relating solely to such class of shares;

(vii)	Trustees’ fees and expenses incurred as a result of issues relating solely to such class of shares; and

(viii)	other expenses subsequently identified and determined to be properly allocated to such class of shares.

7.	All expenses incurred by a Fund will be allocated to each class of shares of such Fund on the basis of the net asset value of each such class in relation to the net asset value of the Fund, except for any expenses that are allocated to a particular class as described in paragraph 6 above.

ALLOCATION OF INCOME AND GAINS

8.	Income and realized and unrealized capital gains and losses of a Fund will be allocated to each class of shares of such Fund on the basis of the net asset value of each such class in relation to the net asset value of the Fund.

CONVERSIONS

9.	There shall be no conversion features associated with each class of shares.

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EXCHANGES

10.	Holders of each class of shares of a Fund shall have such exchange privileges as set forth in the current prospectuses and statements of additional information, as may be amended or supplemented from time to time. All exchanges are subject to the eligibility and minimum purchase requirements set forth in the Funds’ current prospectuses and statements of additional information, as may be amended from time to time.

OTHER PROVISIONS

11.	Shares of each class will have: (a) exclusive voting rights on any matter submitted to shareholders that relates solely to its arrangements, including with respect to the Rule 12b-1 Plan related to that class; and (b) separate voting rights on any matter submitted to shareholders in which the interests of one class differ from the interests of the other class.

12.	On an ongoing basis, the Trustees, pursuant to their fiduciary responsibilities under the 1940 Act and otherwise, will monitor each Fund for the existence of any material conflicts between the interests of all the classes of shares offered by such Fund. The Trustees, including a majority of the Trustees who are not interested persons of the Trust, shall take such action as is reasonably necessary to eliminate any such conflict that may develop. PFM Asset Management LLC, investment adviser to the Funds, and PFM Distributors, Inc., the principal underwriter to the Funds, shall be responsible for alerting the Board to any material conflicts that arise.

13.	The Trust may in the future alter the terms of the existing classes of each Fund or create new classes in compliance with applicable rules and regulations of the SEC and the Financial Industry Regulatory Authority, Inc. (“FINRA”).

14.	All material amendments to this Plan must be approved by a majority of the Trustees of the Trust, including a majority of the Trustees who are not interested persons of the Trust.

Initially Effective as of November 22, 2017.

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APPENDIX A

Fund/Class	Maximum Annual Distribution Fee (as a percentage of average daily net assets of class)
PFM Multi-Manager Domestic Equity Fund
Advisor Class	0.25%
Institutional Class	None
Class R	0.50%

PFM Multi-Manager International Equity Fund
Advisor Class	0.25%
Institutional Class	None
Class R	0.50%

PFM Multi-Manager Fixed-Income Fund
Advisor Class	0.25%
Institutional Class	None
Class R	0.50%

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